Exhibit 99.1

Contacts: Investors: Mary Anne Lerma mlerma@webmd.net 212-624-3817	Media: Adam Grossberg agrossberg@webmd.net 212-624-3790

WebMD Reports First Quarter Financial Results and Reaffirms 2017 Guidance

New York, NY (May 2, 2017) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended March 31, 2017.

“As expected, our first quarter results were below last year’s reflecting a more challenging macro environment for many of our biopharma customers and disappointing sales in 2016 in our Health Services business,” said Dr. Steven Zatz, CEO of WebMD. “We remain focused on restoring WebMD’s growth by providing the highest-quality health content, guidance and tools for both consumers and healthcare professionals, as well as delivering superior results for our advertisers and value for our shareholders.”

Financial Highlights

For the three months ended March 31, 2017:

•	Revenue was $154.1 million, compared to $158.6 million in the prior year period, a decrease of 3%. Advertising and sponsorship revenue was $121.5 million, compared to $122.4 million in the prior year period. Health services revenue was $24.5 million, compared to $28.3 million in the prior year period. Information services revenue was $8.0 million, compared to $7.9 million in the prior year period.

•	Net income was $12.3 million or $0.30 per diluted share, compared to $15.7 million or $0.36 per diluted share in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $41.0 million, or 26.6% of revenue, compared to $47.1 million, or 29.7% of revenue, in the prior year period.

Balance Sheet Highlights

As of March 31, 2017, WebMD had: approximately $1.034 billion in cash and investments; $1.06 billion in aggregate principal amount of convertible notes outstanding; and approximately 37.8 million shares of its common stock outstanding (including approximately 700 thousand unvested shares of restricted stock).

During the first quarter, WebMD did not repurchase any shares of its common stock under its stock repurchase program. As of March 31, 2017, approximately $45.6 million remained available for repurchases under WebMD’s stock repurchase program. Under its stock repurchase program,

WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Financial Guidance

Today, WebMD reaffirmed its guidance for 2017 that was previously provided on February 16, 2017.

For the full year ending December 31, 2017, WebMD continues to expect:

•	Revenue to be approximately $710 million to $730 million, an increase of 1% to 4% from the prior year.

○	$580 million to $598 million of revenue is expected to be from advertising and sponsorship, an increase of 3% to 7% from the prior year. Advertising and sponsorship from biopharma customers is expected to grow 2% to 5%. Advertising and sponsorship from OTC, CPG and other customers is expected to grow 8% to 11%.

○	$99 million to $100 million of revenue is expected to be from health services, compared to $113.9 million in 2016.

○	$31 million to $32 million of revenue is expected to be from information services, compared to $29.8 million in 2016.

•	Net income to be approximately $89.0 million to $98.0 million, or $1.97 to $2.10 per diluted share, compared to $91.3 million, or $1.97 per diluted share, in 2016.

•	Adjusted EBITDA to be approximately $233 million to $243 million, an increase of 1% to 5% from the prior year. Adjusted EBITDA, as a percentage of revenue, to be approximately 32.8% to 33.3%, compared to 32.7% in the prior year.

Dr. Zatz continued, “Our first quarter results were at the high end of our financial guidance provided in February and we are reaffirming our 2017 guidance today. We have considered the near term pressures facing many of our biopharma customers in our financial guidance; however, we believe a strong drug pipeline, the continued shift toward digital advertising and the increased consumerization of healthcare present longer-term growth opportunities for WebMD across all areas of our business.”

For the second quarter of 2017, WebMD expects:

•	Revenue to be approximately $170 million to $173 million, an increase of approximately 1% to 3% from the prior year period.

•	Net income to be approximately $16.9 million to $18.5 million, a decrease of approximately 5% to an increase of approximately 4% from the prior year period.

•	Adjusted EBITDA to be approximately $49 million to $51 million, a decrease of approximately 2% to an increase of approximately 2% from the prior year period.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, OnHealth.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: explorations of possible transactions and other strategic alternatives; guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: the nature and timing of any possible transaction or other strategic alternative or of any potential benefits from any such transaction or other alternative; market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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